Exhibit 99.1

Press Release

For Immediate Release

Contact:
B of I Holding, Inc.	CCG Investor Relations
Gary Lewis Evans, CEO	Crocker Coulson, President
858-350-6213	310-231-8600 ext 103
Gary@BankofInternet.com	crocker.coulson@ccgir.com

B of I Holding, Inc. Announces Fiscal 2006 and Fourth Quarter Earnings

Yearly Earnings Up 14% Over 2005

Assets up 21%, Deposits up 17% Over 2005

SAN DIEGO, CA – August 9, 2006 - B of I Holding, Inc. (BofI), (Nasdaq: BOFI), parent of Bank of Internet USA (Bank), today announced financial results for the year and the quarter ending June 30, 2006. Net income for the year was $3,266,000, or $0.34 per diluted share, compared to the $2,869,000, or $0.40 per diluted share for the year ended June 30, 2005. BofI posted record earnings for fiscal 2006, up 14% compared to fiscal 2005. Diluted earnings per share declined 15% in fiscal 2006 compared to fiscal 2005 due to the addition of 2,325,966 weighted average shares related to BofI’s initial public offering (IPO). BofI raised $31.3 million in net proceeds from its IPO in March 2005 providing capital for future growth.

“First, we achieved our fifth straight year of increased earnings in a challenging interest rate environment,” said Gary Evans, President and Chief Executive Officer, discussing the year’s results. “And, second, we maintained our strong credit quality in our loan and securities portfolios,” he continued. “Going forward, we will continue to work to improve our shareholders’ earnings as we look for the best opportunities to deploy our capital,” Mr. Evans emphasized.

For the year ended June 30, 2006, net interest income increased 11% compared to 2006 and non-interest income increased 48% in 2006 versus 2005. Excluding stock-based compensation expense, non-interest expense increased 13% in fiscal 2006 compared to 2005.

Fourth Quarter Highlights:

•	Total assets of $737.8 million, up 21% from last year

•	Total deposits of $424.2 million, up 17% from last year

•	Loans held for investment of $533.6 million, up 10% from last year

•	Mortgage-backed securities available for sale of $127.3 million, up 103% from last year

•	Net interest income of $2.5 million, up 5% from last year

•	Net income of $842,000, up slightly (1%) from last year

Net income for the quarter ended June 30, 2006 was $842,000, or $0.09 per diluted share, up slightly (1%) compared to the $835,000, or $0.09 per diluted share in the fourth quarter of fiscal 2005. Comparing the fourth quarters of fiscal 2006 and 2005, the 2006 quarter benefited from higher net interest income and lower loan loss provisions, which were partially offset by lower non-interest income and higher operating costs, including stock option expensing required under the new accounting rule 123(R). Net interest income increased $112,000 in the fourth quarter of 2006 due to growth in loans and mortgage-backed securities. The net interest income growth was impacted by a declining net interest margin, which fell from 1.70% in the fourth quarter of 2005 to 1.40% in 2006. The decline in the net interest margin was generally due to the continued flattening of the yield curve during fiscal 2006, which caused the market rate for deposits to increase faster than rates on loans and mortgage-backed securities. Also, during the fourth quarter of 2006, BofI increased its investment in mortgage-backed securities, which were 17% of total assets at June 30, 2006 compared to 10% of assets at the end of the last quarter, March 31, 2006. During the fourth quarter of fiscal 2006, principal repayments from the mortgage loans portfolio were re-invested in the mortgage-backed securities portfolio. This shift to high quality mortgage-backed securities added more protection against credit risk while the lower relative yield contributed to the decease in the net interest margin.

BofI’s credit quality remained strong in the fourth quarter of fiscal 2006. There were no nonperforming loans and the shift to mortgage-backed securities in the fourth quarter significantly reduced the bank’s requirement for general loan loss allowances. As a result, $100,000 in loss provision was reversed in the fourth quarter of 2006, compared to a provision of $185,000 for the fourth quarter of 2005.

Non-interest income decreased $74,000 in the current quarter compared to 2005 due to lower volumes of mortgage banking gains on sales. Non-interest expenses, or operating expenses, increased $300,000 for the current quarter compared to 2005. More than a third of the increase in operating expense was stock-based compensation expense of $105,000 charged to the current quarter, but not required last year due to the new accounting rule 123(R). Advertising and promotion expenses increased $90,000 due to increased promotion of home equity loans and deposits. The balance of the operating expense increase relates to higher data processing costs reflecting an increase in customer accounts and bill pay use as well as development costs for new websites; higher professional services and other increased compliance costs associated with public company filings, audits and other routine work.

During the current quarter, the $33.2 million in asset growth was funded with an $18.5 million increase in deposits and a $14.5 million increase in fixed rate Federal Home Loan Bank advances. BofI also repurchased 56,500 shares of its common stock during the quarter for a total of $442,000 under the buy back plan authorized by the Board of Directors in June 2005.

Mr. Evans noted, “We added more than 800 net new retail deposit customers this quarter and about 25% of those new customers opened a checking or savings account.” He added, “I believe the public acceptance of online banking grew even stronger this year, and more and more customers will be looking to us to provide better value in their banking relationship.”

Also, this quarter, the Bank launched its new home equity lending program, BofI Equity Direct or www.BofIEquityDirect.com. The site offers online quotes and allows customers to submit applications for fixed and adjustable rate home equity loans at attractive rates with no closing costs or prepayment penalties.

Conference Call

BofI Holding, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) on Wednesday, August 9, 2006 to discuss financial results for the fourth quarter ended June 30, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-922-0755. International callers should dial 973-935-2406. When prompted by the operator, mention Conference ID 7715260. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the BofI’s website for 90 days.

Annual Shareholders Meeting

BofI also announced that it will hold its 2006 Annual Meeting of Shareholders on October 19, 2006 at 2:30 p.m. (Pacific) at the Marriott Hotel, 11966 El Camino Real, San Diego, CA 92130.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (the Company) is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing home equity loans, multifamily and single family loans and securities. Bank of Internet offers it products through its websites at www.BofI.com, www.SeniorBofI.com, www.MyRVBank.com, www.BofIEquityDirect.com and www.ApartmentBank.com which include deposit accounts like free interest-bearing checking accounts with online paid check copies, bill payment, account statements, ATM or Visa® Check Card and ATM Fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	June 30, 2006	June 30, 2005
Selected Balance Sheet Data:
Total assets	$737,835	$609,508
Loans - net of allowance for loan losses	533,641	486,872
Loans held for sale	—	189
Allowance for loan losses	1,475	1,415
Mortgage-backed securities available for sale	127,261	62,766
Investment securities held to maturity	12,375	7,711
Total deposits	424,204	361,051
Advances from the FHLB	236,177	172,562
Note payable	—	—
Junior subordinated debentures	5,155	5,155
Total stockholders’ equity	70,246	68,650

	At or For the Three Months Ended June 30,		At or For the Twelve Months Ended June 30,
	2006	2005	2006	2005
Selected Income Statement Data:
Interest and dividend income	$9,084	$6,364	$32,713	$22,481
Interest expense	6,634	4,026	22,758	13,512

Net interest income	2,450	2,338	9,955	8,969
Provision for loan losses	(100)	185	60	370

Net interest income after provision for loan losses	2,550	2,153	9,895	8,599
Non-interest income	265	339	1,342	907
Non-interest expense	1,420	1,120	5,789	4,745

Income before income tax expense	1,395	1,372	5,448	4,761
Income tax expense	553	537	2,182	1,892

Net income	$842	$835	$3,266	$2,869

Net income attributable to common stock	$763	$734	$2,906	$2,464
Per Share Data:
Net income:
Basic	$0.09	$0.09	$0.35	$0.43
Diluted	$0.09	$0.09	$0.34	$0.40
Book value per common share	$7.77	$7.47	$7.77	$7.47
Tangible book value per common share	$7.77	$7.47	$7.77	$7.47
Weighted average number of common shares outstanding:
Basic	8,418,236	8,299,823	8,340,973	5,696,984
Diluted	8,564,206	8,519,286	8,516,278	6,190,312
Common shares outstanding at end of period	8,380,725	8,299,823	8,380,725	8,299,823
Common shares issued at end of period	8,561,725	8,299,823	8,561,725	8,299,823

BofI HOLDING,INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months Ended June 30,		At or For the Twelve Months Ended June 30,
	2006	2005	2006	2005
Performance Ratios and Other Data:
Loan originations	$786	$13,221	$7,720	$45,362
Loan originations for sale	1,037	4,525	20,762	19,312
Loan purchases	—	92,512	165,906	163,384
Return on average assets	0.48%	0.60%	0.49%	0.59%
Return on average common stockholders’ equity	4.67%	4.76%	4.56%	6.73%
Interest rate spread(1)	1.02%	1.29%	1.12%	1.61%
Net interest margin(2)	1.40%	1.70%	1.51%	1.87%
Efficiency ratio(3)	52.3%	41.8%	51.2%	48.1%
Capital Ratios:
Equity to assets at end of period	9.52%	11.26%	9.52%	11.26%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	8.91%	9.02%	8.91%	9.02%
Tier 1 risk-based capital ratio(4)	15.25%	14.08%	15.25%	14.08%
Total risk-based capital ratio(4)	15.59%	14.45%	15.59%	14.45%
Tangible capital to tangible	8.91%	9.02%	8.91%	9.02%
assets(4)
Asset Quality Ratios:
Net charge-offs to average loans outstanding(5)	—	—	—	—
Nonperforming loans to total loans(5)	—	—	—	—
Allowance for loan losses to total loans held for investment at end of period	0.28%	0.29%	0.28%	0.29%
Allowance for loan losses to nonperforming loans(5)	—	—	—	—

(1)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.

(4)	Reflects regulatory capital ratios of Bank of Internet USA only.

(5)	At June 30, 2006 and 2005, we had no non-performing loans, no foreclosures and no specific loan loss allowances.